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                                                                     EXHIBIT 5.2


                                [FSRP&T LETTERHEAD]


                                                       January 28, 1999


EchoStar DBS Corporation
5701 South Santa Fe Drive
Littleton, CO 80120

RE:  9 1/4% SENIOR NOTES DUE 2006 AND 9 3/8% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

     As special outside counsel for EchoStar DBS Corporation, a Colorado corporation (the "Issuer"), we are familiar with the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), filed today with the Securities and Exchange Commission (the "Commission") under the Securities
Act of 1933, as amended (the "Act"), relating to the Issuer's proposed offer to exchange up to $375,000,000 in aggregate principal amount of its new 9 1/4% Senior Notes due 2006 and $1,625,000,000 in aggregate principal amount of its new 9 3/8% Senior Notes due 2009 (the "Exchange Notes") for up to $375,000,000 in aggregate principal amount of its outstanding 9 1/4% Senior Notes due 2006 and $1,625,000,000 in aggregate principal amount of its outstanding 9 3/8% Senior Notes due 2009.

     In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of:

     (i) the Registration Statement;

     (ii) the Indenture relating to the 9 1/4% Senior Notes due 2006 between the Issuer, the guarantors thereof and U.S. Bank Trust National Association, as trustee, dated as of January 25, 1999 (the "Seven Year Notes Indenture");

     (iii) the Indenture relating to the 9 3/8% Senior Notes due 2009 between the Issuer, the guarantors thereof and U.S. Bank Trust National Association, as trustee, dated as of January 25, 1999 (the "Ten Year Notes Indenture");

     (iv) such board resolutions, corporate documents, records and other instruments as we have deemed necessary for the purposes of this opinion.

     In rendering this opinion, we have relied upon the representations of the Company as to certain factual matters relevant thereto.

     On the basis of our examination, it is our opinion that, assuming the due execution and delivery threof by the parties thereto and when the Exchange Notes are executed and authenticated in accordance with the provisions of the applicable indenture in accordance with the provisions thereof, the Exchange

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Notes will be valid and binding obligations of the Issuer.

     We are members of the bar of the State of Colorado and do not express any opinion herein as to any laws other than the laws of the State of Colorado and the federal laws of the United States of America. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Winthrop, Stimson, Putnam & Roberts, which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

     We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving consent to the use of our name under the heading "Legal Matters", we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

                                             Very truly yours,